Exhibit 11.2

Consent of the Independent Auditor

We consent to the incorporation by reference in this Regulation A Offering Statement on Form 1-A POS and related Preliminary Offering Circular of Fundrise Development eREIT, LLC of our report dated April 23, 2024, relating to the consolidated financial statements of Fundrise Development eREIT, LLC, appearing in the Annual Report on Form 1-K of Fundrise Development eREIT, LLC for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

McLean, Virginia

October 21, 2024